Exhibit 99.1
For Immediate Release
April 29, 2026

ORIGIN BANCORP, INC. ANNOUNCES ENTRY INTO BIRMINGHAM, ALABAMA
HIRES WILL HAWKINS, NICK PETELOS, ADAM PIERCE, AND NATHAN NIX

RUSTON, Louisiana (April 29, 2026) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced its entry into Birmingham, further expanding its presence in Alabama. The Bank has also announced that long-time local banker Will Hawkins has been hired to serve as Market Leader in Birmingham.
“Our expansion into Birmingham is a natural next step for Origin as we continue to strategically grow with purpose,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “We’ve built strong momentum within the southeast, and establishing a presence in this market with this team is an exciting continuation of our long-term commitment to serving Alabama in a meaningful way.”
Hawkins brings more than 32 years of experience to Origin and has an extensive knowledge of commercial lending and business banking. He has previously served in senior leadership roles, building and leading teams that have developed strong client relationships throughout the Greater Birmingham area. Hawkins is a graduate of the University of Alabama at Birmingham and has completed specialized courses through the American Bankers Association and Community Bankers Association of Alabama. As a lifelong resident of Birmingham, he is actively engaged in the community where he and his wife, Michele, have raised six children together.
“As other banks are consolidating, Origin is investing. We believe great organizations are built by great people, and this team reflects exactly that,” said Lance Hall, president and CEO of Origin Bank. “Their reputation, integrity, and commitment to relationships align with who we are at Origin, and we’re excited about the impact they will make in Birmingham and beyond.”
Also joining the Bank in Birmingham are:
•Nick Petelos, a veteran banker with more than 30 years of experience in commercial and business banking. Petelos was born and raised in Birmingham and graduated Cum Laude from The University of Alabama. He and his wife Yvonne have two sons that both attend his alma mater, Briarwood Christian School.

•Adam Pierce, a relationship-driven banker of more than 20 years, specializing in commercial lending, portfolio management and business development. He earned his undergraduate degree from Auburn University and a Master of Business Administration from the University of Alabama at Birmingham. Pierce currently serves on the board of directors for the Coastal Conservation Association of Birmingham and is the outgoing chairman of the Birmingham Chapter of Delta Waterfowl. He and his wife Melissa have two boys and two girls ranging from ages 6-16.

•Nathan Nix, a Birmingham native with expertise in private banking, portfolio management, and credit. Nix is a graduate of The University of Alabama and is passionate about serving clients and his community.
“Attracting a team of this caliber speaks to the strength of the Origin culture,” said Nate Sommer, Southeast regional president of Origin Bank. “This group is deeply invested in the community and has the expertise to deliver solutions that support the dynamic growth in this area.”
Origin currently operates more than 57 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, Alabama and the Florida Panhandle. The more than century-old institution established its

Southeast region in 2024 with its entry into South Alabama and the Florida Panhandle. Since then, it has established three banking centers within the region that have helped fuel strategic and disciplined organic growth.
The Bank intends to establish a Birmingham location in the near future, pending receipt of all required regulatory approvals.
About Origin Bancorp, Inc.
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 57 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. In addition, Origin provides a broad range of insurance agency products and services through its wholly owned insurance agency subsidiary, Forth Insurance, LLC. For more information, visit www.origin.bank and www.forthinsurance.com.
Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank